Proxy materials filed with the Securities and Exchange Commission must include a cover page in the form indicated below in Schedule 14A and the appropriate box on the cover page must be checked to indicate the type of filing.

Please mark up the template below for your filing.

================================================================================

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   NVR, Inc.
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (check the appropriate box):

[X]  No filing fee needed.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4) Proposed maximum aggregate value of transaction:

---------
* Set forth the amount on which the filing is calculated and state how it was determined.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                          [LOGO OF NVR APPEARS HERE]

                                   NVR, INC.
                             7601 LEWINSVILLE ROAD
                               MCLEAN, VA 22102

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TUESDAY, MAY 6, 1997

  The Annual Meeting (the "Meeting") of Shareholders of NVR, Inc. (the "Company") will be held at the Ritz Carlton at Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on Tuesday, May 6, 1997, at 1:00 P.M., Eastern Time, for the purpose of considering and acting upon the following matters:

    1. The election of three (3) directors to serve three (3) year terms and until their successors are duly qualified and elected;

    2. Ratification of appointment of independent auditors for the year ending December 31, 1997; and

    3. Such other business as may properly be brought before the Meeting or any adjournment thereof.

  The Board of Directors has established the close of business on March 3, 1997 as the record date for the Meeting. Only shareholders of record as of that date shall be entitled to notice of and to vote at the Meeting or any adjournment thereof.

  You are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the Meeting in person. If you do attend the Meeting, you may withdraw your proxy and vote in person.

                                          By order of the Board of Directors,


                                          /s/ James M. Sack

                                          James M. Sack
                                          Vice President, Secretary and
                                           General Counsel

April 4, 1997

                                   NVR, INC.
                             7601 LEWINSVILLE ROAD
                               MCLEAN, VA 22102

                                PROXY STATEMENT

  This Proxy Statement is being mailed on or about April 4, 1997 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation ("NVR" or the "Company"), of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 6, 1997, at the Ritz Carlton at Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 at 1:00 P.M., Eastern Time, and at any and all postponements and adjournments thereof.

  The cost of solicitation of proxies will be borne by NVR, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopy or personally. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of $3,000 plus out-of-pocket expenses.

  All voting rights are vested exclusively in the holders of the Company's common stock, par value $.01 per share (the "Common Stock"). Only shareholders of record as of the close of business on March 3, 1997 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting.

  The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted in favor of the election of those three persons designated hereinafter as nominees for Class I directors of the Company, in favor of the ratification of KPMG Peat Marwick LLP as the Company's Independent Auditors for 1997, and in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting. With respect to the tabulation of proxies, abstentions and broker non-votes have no effect on the vote. Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company, at 7601 Lewinsville Road, McLean, Virginia 22102, written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

  As of the Record Date, the Company had outstanding a total of 12,401,444 shares of Common Stock, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the Company's Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis.

                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

  The Company's Board of Directors is divided into three classes. At the 1997 Annual Meeting, the following persons constituting Class I of the directors are to be elected to hold office for a three year term and until their successors are duly qualified and elected:

                            C. Scott Bartlett, Jr.
                               William A. Moran
                            Richard H. Norair, Sr.

  The affirmative vote of the holders of a plurality of the votes cast by the shares entitled to vote in person or by proxy at the Annual Meeting is required for the election of each of the three nominees named above. Unless marked otherwise, proxies received will be voted for the election of each of the three nominees named above. The Board of Directors of the Company does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if any such unavailability should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors.

                THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
              THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY.

  The following sets forth certain pertinent information with respect to the current directors of the Company, including the nominees listed above.

                                                             YEAR FIRST ELECTED/
        NAME                                             AGE    TERM EXPIRES
        ----                                             --- -------------------
        Dwight C. Schar(2)(3)(4)........................  55      1993/1999
        C. Scott Bartlett, Jr.(1)(4)....................  64      1993/1997
        Manuel H. Johnson(1)(4).........................  48      1993/1998
        William A. Moran(2)(3)..........................  50      1993/1997
        Richard H. Norair, Sr.(1)(4)....................  68      1993/1997
        David A. Preiser(2)(4)..........................  40      1993/1998
        George E. Slye(1)(3)............................  66      1993/1999
        John M. Toups(2)(3).............................  71      1993/1998
        Frederick W. Zuckerman(2)(3)....................  63      1993/1999

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Executive Committee
(4) Member of Nominating Committee

  Dwight C. Schar has been chairman of the board, president and chief executive officer of NVR, as well as chairman of the board of NVR Homes, Inc. ("Homes") and NVR Financial Services, Inc. ("NVRFS"), since September 30, 1993. Until September 30, 1993, Mr. Schar had been the chief executive officer of NVR L.P. since April 1986, a director and the chairman of the NVCompanies Inc. ("NVC") board of directors since September 1984 (NVC was the general partner of NVR L.P.'s managing general partner) and chairman of Ryan Homes, Inc. ("RHI")'s board of directors since December 1986. Mr. Schar was also a director of NVR Savings Bank ("NVRSB") from December 1988 through March 1994.

  C. Scott Bartlett, Jr. has been a director of NVR since September 30, 1993. Mr. Bartlett is self-employed as a consultant, working with financial institutions in the areas of credit policy, loan approval, and loan workouts. In conjunction with such activities, he served as senior vice president and chief credit officer of MTB Bank from

1992 to 1994. Mr. Bartlett is also a director of The Bibb Company, Bucyrus International, Inc., Darling International, Inc., Harvard Industries, Inc., Janus, Inc., Ocean View Capital, Inc., MTB Bank and Western Systems, Inc.

  Manuel H. Johnson has been a director of NVR since September 30, 1993. Dr. Johnson is co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy consulting firm. During 1996, Mr. Johnson was named a trustee of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. He was also Koch Professor of International Economics and Director of the Center for Global Market Studies at George Mason University from September 1990 to September 1994. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. He is a director of Dean Witter Intercapital Funds Group, Trust Company of the West/Dean Witter Funds, Greenwich Capital Markets, Inc., and the NASDAQ Stock Market, Inc.

  William A. Moran has been a director of NVR since September 30, 1993. From September 1984 until September 30, 1993, Mr. Moran had been a director of NVC. Mr. Moran was a director of NVRSB from 1988 through March 1994. In addition, Mr. Moran is the chairman of Elm Street Development, Inc. ("Elm Street"). Mr. Moran is also a director and shareholder of Craftmark, Inc., a small homebuilder in Virginia and Maryland, and The Gables, Inc. which develops, invests in and periodically sells apartments and condominiums in Virginia and Maryland.

  Richard H. Norair, Sr. has been a director of NVR since September 30, 1993. Mr. Norair has been involved in the Norair Companies for 47 years. The Norair Companies are engaged in real estate development, prime construction contracting, nursing home development, and manufacturing of specialized equipment and parts for the power generating industry, worldwide. Mr. Norair is chairman of the board of Norair Engineering Corporation, the parent company of the Norair Companies, and also chairman of NorCare, Inc. and Mericare Associates. He is president of Norair Corporation and Norair International. Mr. Norair has been president of various trade groups, including Master Builders Association, Construction Contractors Council, Sheetmetal Contractors Association, and Joint Carpentry Apprentice Council.

  David A. Preiser has been a director of NVR since September 30, 1993. Mr. Preiser is a managing director of the investment banking firm of Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), where he has been employed in coordinating the firm's real estate and financial restructuring activities since September 1990. Mr. Preiser is a director of Jos. A Bank Clothiers, Inc.

  George E. Slye has been a director of NVR since September 30, 1993. Mr. Slye has been the chief executive officer and owner of GESCOM, Inc., a real estate investment firm, since 1983. Mr. Slye is also a director of Manufacturers Advisor Corporation.

  John M. Toups has been a director of NVR since September 30, 1993. Mr. Toups held various management positions with Planning Research Corporation from 1970 through 1987, for which he was chief executive officer from 1978 to 1987 and chairman from 1982 to 1987. He is also a director of the George Mason University Foundation, INOVA Health System Foundation, Halifax Corporation, CACI International, Telepad Corporation and Thermatrix, Inc.

  Frederick W. Zuckerman has been a director of NVR since September 30, 1993. Mr. Zuckerman is currently a partner in Zuckerman, Firstenberg & Associates LLC, a boutique investment bank. Mr. Zuckerman was vice president and treasurer of IBM Corporation from September 1993 to January 1995. Previously, he was senior vice president and treasurer of RJR Nabisco, Inc. from February 1991 to August 1993. Mr. Zuckerman is also a director of Meditrust, The Singapore Fund, The Japan Equity Fund, Turner Corporation, Olympic Financial Limited, Caere Corporation and Designer Holdings, Inc.

  The Board of Directors has an Audit, Compensation, Executive and Nominating Committee. The primary functions of these committees are as follows:

    The Audit Committee provides guidance on financial reporting and makes recommendations concerning the appointment of the Company's independent public accountants. The Committee reviews the audit services and the scope of the annual audit performed by the Company's independent auditors. The Committee also reviews the adequacy of the Company's internal controls and reviews the scope and activities of the Company's Internal Audit Department.

    The Compensation Committee determines the compensation of the Chief Executive Officer and reviews the recommendation of compensation made by the Chief Executive Officer for all other officers of the Company. The Option Subcommittee of the Compensation Committee administers and interprets incentive compensation and option plans for employees of the Company. The Option Subcommittee consists of Messrs. Preiser, Toups and Zuckerman.

    The Executive Committee has such powers, authority and responsibilities as may be determined by a majority of the entire Board of Directors.

    The Nominating Committee recommends to the Board of Directors candidates for election as directors. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

  The Board of Directors met eight times in 1996. Also, during 1996 the Compensation Committee met five times, the Audit Committee met four times, and the Nominating Committee met once.

  Each outside director of the Board is paid $5,000 per quarter for serving as a director and fees of $750 for each meeting he attended.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as to the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated and each director and executive officer and by all directors and executive officers as a group as of March 3, 1997. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

CERTAIN BENEFICIAL OWNERS

      NAME AND ADDRESS OF HOLDER               NUMBER OF SHARES PERCENT OF CLASS
      --------------------------               ---------------- ----------------
      Sanford A. Bernstein & Co...............   1,299,100(1)        10.48%
       One State Street Plaza
       New York, NY 10004

--------
(1) Based upon information contained within a Schedule 13G filing by such entity dated January 30, 1997.

DIRECTORS AND MANAGEMENT

      NAME                                     NUMBER OF SHARES PERCENT OF CLASS
      ----                                     ---------------- ----------------
      Dwight C. Schar........................       868,665(1)        6.80%
      C. Scott Bartlett, Jr..................        24,750(2)           *
      Manuel H. Johnson......................        22,750(2)           *
      William A. Moran.......................       107,795(2)           *
      Richard H. Norair, Sr..................        22,750(2)           *
      David A. Preiser.......................        23,750(2)           *
      George E. Slye.........................        22,750(2)           *
      John M. Toups..........................        30,900(3)           *
      Frederick W. Zuckerman.................        24,662(2)           *
      Michael J. Cannizzo....................       132,101(4)        1.06%
      William J. Inman.......................       171,261(4)        1.37%
      James M. Sack..........................         1,114              *
      Paul C. Saville........................       186,796(4)        1.50%
      Dennis M. Seremet......................        37,671(5)           *
                                                  ---------
      All directors and executive officers as
       a group
       (14 persons)..........................     1,677,715

--------
 * Less than 1%.
(1) Includes 380,381 vested options, 28,481 shares owned by his wife, and 1,101 vested shares held by the NVR Employee Stock Ownership Plan in trust.
(2) Includes 22,750 options issued under the NVR Directors' Long Term Incentive Plan.
(3) Includes 22,750 options issued under the NVR Director's Long Term Incentive Plan, and 43 shares owned by his wife.
(4) Includes 75,000 vested options, and 1,101 vested shares held by the NVR Employee Stock Ownership Plan in trust.
(5) Includes 14,900 vested options, and 1,101 vested shares held by the NVR Employee Stock Ownership Plan in trust.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

  The Compensation Committee (the "Committee") of the NVR Board of Directors is responsible for determining and periodically evaluating the various levels and methods of compensating the Company's executive officers and directors. The Committee's philosophy regarding executive compensation is to provide a total compensation program for executive officers which is competitive with the compensation packages of other companies in the homebuilding and mortgage banking businesses and which includes performance based compensation which effectively aligns the interests of management with those of the Company's shareholders. The Company's compensation package consists of base salary, annual incentive compensation and long-term incentives consisting of non-qualified stock options and stock awards ("Performance Shares"). This performance orientation is accomplished by placing a large portion of executive compensation at risk, dependent upon the achievement of annual and long-term financial objectives tied to the Company's business plan and is intended to enhance shareholder value. During 1996, the Company retained compensation consultants from KPMG Peat Marwick LLP, an independent and nationally known public accounting and consulting firm, to review the reasonableness and appropriateness of the executive compensation program. After extensive analysis, KPMG Peat Marwick LLP concluded that the Company's executive compensation program, as more fully described below, is consistent with the Company's philosophy of creating long-term shareholder value and is strongly linked to performance based financial objectives.

BASE SALARY

  The base salary levels for the executive officers are reviewed annually by the Committee. Salaries, including executive salaries, are generally established at the average market rate of other companies of comparable size, particularly major homebuilding and residential mortgage companies, some of which are companies included in the Dow/Home Construction Index. In addition, consideration is given to individual experience as well as individual performance and the performance of those operations for which the executive is responsible. The executive officers' 1997 base salaries were not increased over their 1996 base salaries.

ANNUAL INCENTIVE COMPENSATION

  All of the executive officers participate in the Company's annual incentive compensation plan. Each participant has a maximum potential payout which is limited to a fixed percentage of the executive's salary. Each executive officer has an opportunity to earn an annual incentive award which is based on actual financial results achieved compared to the business plan approved by the Board of Directors. The maximum incentive opportunity is earned only if certain business objectives are met or exceeded. At the beginning of each year, financial targets are established by the Committee for predetermined key result areas which are tied to the Company's annual business plan. These annual objectives are consistent with the current year's portion of the Company's five year business plan. The key result areas used throughout the homebuilding operation are earnings before interest and taxes, pre-tax profit and return on assets. The primary key result areas used for the mortgage banking operation are pre-tax profit and return on invested capital. The key result area for corporate executives is predicated upon pre-tax profit. For 1996, the executive officers substantially exceeded their financial objectives and received the maximum incentive award (100% of base salary).

LONG-TERM COMPENSATION

  NVR's long-term incentive programs, administered by the Committee, are designed to focus the attention of executive officers on the Company's long-term goals and link the interests of executive officers to those of the shareholders. Awards under the Company's long-term incentive programs also encourage the retention of key executive personnel. In support of these objectives, the Company's executive officers have historically participated in long-term, stock-based incentive programs designed to award grants of stock options or performance shares over a long-term vesting schedule if certain cash flow, financial or employment objectives are met.

  Because the Company exceeded its operating cash flow objectives for 1996, the named executive officers earned 49,200 Performance Shares under the NVR Management Equity Incentive Plan. Beginning in 1997 through 1999, the named executive officers will be eligible to earn Performance Shares granted in prior years under the NVR, Inc. 1994 Management Equity Incentive Plan if certain earnings targets are met or exceeded. In addition, and as demonstrated in the summary compensation table below, the named executive officers also received grants of stock options under the Management Long-Term Stock Option Plan adopted by the Company's shareholders at the 1996 Annual Meeting. A portion of the stock options will vest in each of 2000, 2001, and 2002 based upon continued employment.

  The named executive officers, as well as other key members of senior management, also participate in the NVR, Inc. High Performance Compensation Plan ("Plan"). The objective of the Plan is to reward the named executive officers and members of senior management for superior performance by the Company, measured by the three-year aggregate growth in earnings per share over a threshold equal to the base year earnings per share compounded by ten percent over the same three year period. Eligible participants will be allocated a specified percentage of a pool, the aggregate amount of which will be equal to a percentage of earnings in excess of the threshold. Payments to participants under the Plan will be made in three installments, with fifty percent (50%) payable in 1999, and twenty-five (25 %) percent payable in each of the years 2000 and 2001. Participants may elect to defer receipt of their payments and instead accrue phantom stock units that would be paid on specified future dates. Generally, a participant not employed by the Company on the last day of the three-year measurement period forfeits all rights to receive benefits under the Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Dwight C. Schar has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception. The compensation program for the CEO is linked to the long-term strategic and financial goals of the Company, and encourages the creation of shareholder value. A significant amount of the CEO's compensation is tied to the Company's performance and is at risk, in the form of annual incentive compensation, stock options, and performance shares. The Committee believes the compensation program for the CEO is consistent with the Company's philosophy for compensating executive officers and it encourages long-term shareholder value.

  The CEO's 1996 annual incentive compensation opportunity was based on predetermined pre-tax profit objectives tied to the Company's business plan which was approved by the Board of Directors. As previously noted, for 1996, the pre-tax profit objectives for the Company were substantially exceeded and the CEO received the maximum award of 100% of his base salary.

  The CEO received a non-qualified stock option grant of 500,000 stock options during 1996 under the Management Long-Term Stock Option Plan. As with the named executive officers above, the CEO earned 64,092 Performance Shares under the Management Equity Incentive Plan, is eligible to earn Performance Shares under the 1994 Management Equity Incentive Plan for the years 1997-1999 if certain earnings objectives are met, and became a participant in the NVR, Inc. High Performance Compensation Plan as described above.

STOCK OWNERSHIP REQUIREMENTS OF THE CHIEF EXECUTIVE OFFICER, EXECUTIVE OFFICERS AND CERTAIN MEMBERS OF SENIOR MANAGEMENT

  The Committee has established and adopted guidelines that require the Chief Executive Officer, other executive officers and certain members of senior management ("Management") to acquire and hold a specified minimum level of the Company's common stock (the "Guidelines"). Under the Guidelines adopted by the Board, Management must acquire and hold Shares with a total fair market value ranging from one (1) to eight (8) times their annual base salaries, with the Chief Executive Officer required to acquire and hold NVR common stock with a fair market value equal to a minimum of eight (8) times his annual base salary. The Committee believes that the imposition of a long-term holding requirement for Management provides for additional incentive to enhance shareholder value by linking the interests of such persons directly to those of the shareholders. Management must comply with the Guidelines by December 31, 2000. In the event of non-compliance at December 31, 2000, or at any date thereafter, a Participant subject to the Guidelines will receive one-half of any earned annual incentive compensation in restricted stock until compliance with the Guidelines is attained.

INTERNAL REVENUE SERVICE CODE SECTION 162(M)

  The U.S. Treasury Department issued regulations under Section 162(m) of the Internal Revenue Code (the "Code") which prevent publicly traded companies from receiving a tax deduction for compensation paid in any one year to any executive officer named in the Summary Compensation Table for that year (a "Named Executive Officer") to the extent that such compensation exceeds $1,000,000. The deduction limit does not apply to compensation under a plan approved by shareholders that qualifies as "performance based" compensation.

  The Company's principle objective in structuring its compensation programs and determining the appropriateness of individual awards is to create incentives for, and to reward achievement of the Company's strategic business goals, taking into consideration competitive conditions, market economics and other factors. To the extent that compliance with Section 162(m) is consistent with the Company's incentive and compensation objectives, it is the Company's policy to structure and administer its compensation plans such that compensation paid is deductible.

COMPENSATION COMMITTEE AND OPTION SUBCOMMITTEE

  The Committee consists of the five individuals named below, all of whom, except Mr. Dwight C. Schar, are outside directors of the Company.

  The Option Subcommittee of the Compensation Committee administers and interprets incentive compensation and option plans for employees of the Company. The Option Subcommittee consists of Messrs. Preiser, Toups and Zuckerman.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

  John M. Toups, Chairman, William A. Moran, David A. Preiser, Dwight C. Schar, and Frederick W. Zuckerman

                            EXECUTIVE COMPENSATION

  Shown below is certain information concerning the compensation for services in all capacities to NVR for the years ended December 31, 1996, 1995 and 1994 of those persons who were, at December 31, 1996, (i) the Chief Executive Officer, (ii) the four most highly compensated executive officers of NVR.

                          SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                               ------------------------------------- ----------------------------------
NAME AND                                   INCENTIVE    OTHER ANNUAL   STOCK       LTIP     ALL OTHER
PRINCIPAL POSITION        YEAR  SALARY  COMPENSATION(1) COMPENSATION OPTIONS(2) PAYOUTS(3) COMPENSATION
------------------        ---- -------- --------------- ------------ ---------- ---------- ------------
Dwight C. Schar.........  1996 $681,000    $681,000       $    --     500,000    $833,196   $ 7,750(4)
 President and Chief      1995  642,500     642,500            --         --      640,092     7,750(5)
 Executive Officer of     1994  630,000     547,155            --         --      528,762    11,792(6)
 NVR; Chairman of the
 Board of Directors of
 NVR
Michael J. Cannizzo.....  1996 $234,000    $234,000       $    --         --     $208,000   $ 7,750(4)
 Senior Vice President--  1995  229,500     229,500            --         --      160,000     7,750(5)
 Administration of Homes  1994  308,700     298,513            --         --      132,000    11,792(6)
 (NVR's Homebuilding
 Operation)
William J. Inman........  1996 $289,000    $289,000       $    --     100,000    $208,000   $ 7,500(4)
 President of NVRFS       1995  277,800     277,800            --         --      160,000     7,500(5)
 (NVR's Mortgage Banking  1994  277,800      60,283            --         --      132,000    11,792(6)
 Operation)
Paul C. Saville.........  1996 $244,000    $244,000       $    --     175,000    $208,000   $ 7,750(4)
 Senior Vice President,   1995  230,400     230,400            --         --      160,000     7,750(5)
 Chief Financial Officer  1994  225,800     196,107            --         --      132,000    11,792(6)
 and Treasurer of NVR
Dennis M. Seremet.......  1996 $130,000    $130,000       $    --      60,000    $ 15,600   $ 7,750(4)
 Vice President and       1995  119,800     119,800            --         --       12,000     7,750(5)
 Controller of NVR and    1994  104,200      90,498            --         --        9,900    10,571(6)
 Vice President of
 Finance, Homes

--------
(1) Incentive compensation is reflected in the year earned. All incentive compensation earned for the periods presented was paid in March of the subsequent calendar year.
(2) 33 1/3% of the options vest on each of December 31, 2000, 2001 and 2002 with vesting based upon continued employment. The options expire in May 2006 and are exerciseable at $10.625 per share.
(3) Includes the vested portion of the 1993 Performance Shares awarded in the 1993 Plan. For this table, the 1993 Performance Shares were assigned values of $13.00 per share, $10.00 per share and $5.50 per share for 1996, 1995, and 1994, respectively. The values assigned represent the respective closing prices of NVR Common Stock on December 31, 1996, 1995 and 1994.
(4) Amount contributed to the Profit Sharing Trust Plan and the Employee Stock Ownership Plan for the year ended December 31, 1995.
(5) Amount contributed to the Profit Sharing Trust Plan and the Employee Stock Ownership Plan for year ended December 31, 1994.
(6) Amount contributed to the Profit Sharing Trust Plan for the Plan year ended December 31, 1993.

STOCK OPTION GRANTS, EXERCISES AND YEAR-END VALUES

 Stock Option Grants in 1996

                                     PERCENT OF                          POTENTIAL
                                        TOTAL                            REALIZABLE
                                     GRANTED TO   OPTIONS                  VALUE
                            STOCK     EMPLOYEES  EXERCISE             USING THE BLACK-
                           OPTIONS     FOR THE     PRICE   EXPIRATION  SCHOLES OPTION
NAME                     GRANTED (#) FISCAL YEAR ($/SHARE)    DATE    PRICING MODEL(1)
----                     ----------- ----------- --------- ---------- ----------------
Dwight C. Schar.........   500,000      32.2%    $ 10.625   5/30/06     $ 3,085,000
William J. Inman........   100,000       6.4%      10.625   5/30/06         617,000
Paul C. Saville.........   175,000      11.3%      10.625   5/30/06       1,079,750
Dennis M. Seremet.......    60,000       3.9%      10.625   5/30/06         370,200

--------
(1) The fair value was calculated under the following assumptions: i) the estimated option life is equal to ten years, ii) the risk free interest rate was 7.0% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term as quoted by the Wall Street Journal on the date of grant), iii) the expected volatility equals 28.9%, and iv) the estimated dividend yield is equal to 0%.

  The options were granted on May 30, 1996 at an exercise price of $10.625 per share which was equal to the closing price of the underlying Common Stock as reported by the American Stock Exchange on May 29, 1996. The options vest as to one-third of the underlying shares on each of December 31, 2000, 2001, and 2002 based upon continued employment.

 Aggregated Stock Option Exercises in 1996 and Year-end Stock Option Values

                                                                                     VALUE OF UNEXERCISED IN-
                                                           NUMBER OF UNEXERCISED               THE-
                                                            OPTIONS AT YEAR-END      MONEY OPTIONS AT YEAR-END
                                                        --------------------------- ---------------------------
                         SHARES ACQUIRED
NAME                       ON EXERCISE   VALUE REALIZED EXERCISEABLE UNEXERCISEABLE EXERCISEABLE UNEXERCISEABLE
----                     --------------- -------------- ------------ -------------- ------------ --------------
Dwight C. Schar.........       --             --          380,381       500,000      $2,046,449    $1,187,500
Michael J. Cannizzo.....       --             --           75,000           --          403,500           --
William J. Inman........       --             --           75,000       100,000         403,500       237,500
Paul C. Saville.........       --             --           75,000       175,000         403,500       415,625
Dennis M. Seremet.......       --             --           14,900        60,000          80,162       142,500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The compensation committee is comprised of Mr. Schar, Mr. Moran, Mr. Zuckerman, Mr. Toups, and Mr. Preiser, all of whom, except Mr. Schar, are outside directors of the Company. Compensation Committee interlocks and insider participation during 1996 were as follows:

  For the period January 1, 1996 through the March 3, 1997 Record Date, NVR entered into new agreements to purchase lots for a total purchase price of approximately $10,000,000 with Elm Street Development which is controlled by Mr. Moran. As required under the terms of the indenture governing NVR's 11% Senior Notes due 2003, these transactions were approved by a disinterested majority of the Board of Directors. During 1996, NVR purchased developed lots at market prices from Elm Street for approximately $6,612,000.


CERTAIN TRANSACTIONS

  During the year ended December 31, 1996 the law firm of Sack & Associates, of which Mr. Sack, an executive officer of NVR, was a partner during that period, billed NVR approximately $344,000 in fees and expenses for legal services.

  For the period January 1, 1996 through the March 3, 1997 Record Date, the Company repurchased shares of Common Stock and Warrants to repurchase shares of Common Stock ("Warrants") from certain owners who at the time of the respective repurchase transactions held more than a five percent beneficial ownership interest in the outstanding equity of the Company. These transactions were conducted pursuant to various equity repurchase programs adopted by the Board of Directors. Specifically, the Company repurchased 577,588 shares of Common Stock and 92,857 Warrants at a total cost of $6,183,301 from The Home Insurance Company, 993,251 shares of Common Stock at a total cost of $10,714,105 from The Manufacturers Life Insurance Company and 2,020,141 shares of Common Stock and 211,878 Warrants at a total cost of $25,454,479 from Franklin Resources, Inc.

EMPLOYMENT ARRANGEMENTS

  NVR has an employment agreement with Mr. Schar effective January 1, 1996 to serve as Chairman, President and Chief Executive Officer. The agreement continues through January 1, 2002. The agreement provides for an annual minimum base salary of $681,000 and an annual bonus of up to 100% of base salary. If Mr. Schar's employment is terminated without cause, as defined in the agreement, prior to January 1, 2002, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his annual base salary. If Mr. Schar terminates his employment in connection with or within one year after a change in control of NVR, he would be entitled to 200% of his annual base salary in effect for the year in which such termination occurs, payable in 12 monthly installments. Mr. Schar agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change in control, or two years if he is terminated for cause*.

  Homes and NVR have an employment agreement effective January 1, 1995 with Mr. Cannizzo to serve as Senior Vice President-Administration of Homes. The agreement continues through January 1, 2001. The agreement provides for an annual minimum base salary of $225,000 and a bonus of up to 100% of base salary. There has been a subsequent adjustment to Mr. Cannizzo's salary made by the Compensation Committee to reflect a merit increase. Mr. Cannizzo's base salary is now $234,000. If Mr. Cannizzo's employment is terminated without cause, as defined in the agreement, prior to January 1, 2001, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his base salary. If Mr. Cannizzo voluntarily terminates his employment within one year after a change in control of NVR accompanied by a significant reduction in Mr. Cannizzo's responsibilities, he would be entitled to 200% of his then annual base salary payable in twelve monthly installments. Mr. Cannizzo agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change in control, or, if termination is for "cause*", two years thereafter.

  NVR has an employment agreement with Mr. Saville effective January 1, 1995 to serve as NVR's Senior Vice President, Chief Financial Officer and Treasurer. The agreement continues through January 1, 2001. The agreement provides for an annual minimum base salary of $225,800 and an annual bonus of up to 100% of base salary. There have been subsequent adjustments to Mr. Saville's salary made by the Compensation Committee to reflect merit increases. Mr. Saville's base salary is now $244,000. If Mr. Saville's employment is terminated without cause, as defined in the agreement, prior to January 1, 2001, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his base salary. If Mr. Saville voluntarily terminates his employment within one year after a change in control of the Company accompanied by a significant reduction in Mr. Saville's responsibilities, he would be entitled to 200% of his then annual base salary payable in twelve equal monthly installments. Mr. Saville agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change of control, or, if termination is for "cause*," two years thereafter.

  NVR has an employment agreement effective November 13, 1995 with Mr. Inman to serve as president of NVRFS. The agreement continues until January 1, 2002. The agreement provides for an annual minimum base salary of $277,800 and an annual bonus of up to 100% of base salary. There has been a subsequent adjustment to Mr. Inman's salary made by the Compensation Committee to reflect a merit increase. Mr. Inman's base salary is now $289,000. If Mr. Inman's employment is terminated without cause, as defined in the agreement, prior to January 1, 2002, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his base salary. If Mr. Inman voluntarily terminates his employment within one year after a change in control of the Company accompanied by a significant reduction in Mr. Inman's responsibilities, he would be entitled to 200% of his then annual base salary payable in twelve equal monthly installments. Mr. Inman agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change of control, or, if termination is for "cause*," two years thereafter.

--------
* In each of the above described employment agreements, termination for "cause" may result if the executive officer subject to the respective employment agreement is convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months, is guilty of gross misconduct in connection with the performance of his duties as described within the respective employment agreement, or if the executive officer materially breeches affirmative or negative covenants or undertakings set forth in his respective employment agreement.

                            STOCK PERFORMANCE GRAPH

 Comparison of Cumulative Total Equityholder Return on Equity

  The following chart graphs NVR's performance in the form of cumulative total return to equityholders since NVR completed its restructuring on September 30, 1993 in comparison to the Dow/Home Construction Index and the Dow Jones Industrial Index for that same period. The Dow/Home Construction Index includes Pulte Homes, Standard Pacific, Centex, Clayton Homes, Kaufman and Broad, and Ryland.

                          [LINE GRAPH APPEARS HERE]

                                   NVR, Inc
                            1997 Proxy Stock Table



                                                             DOW JONES
Measurement Period                              DOWN         INDUSTRIAL
(Fiscal Year Covered)           NVR INC.        HOME INDEX   AVERAGE
---------------------         --------------    ----------   ---------
Measurement Pt-09/30/93(a)    $100.00           $100.00      $100.00
FYE 12/30/93                  $ 95.12           $106.88      $105.53
FYE 12/31/94                  $ 53.66           $ 72.67      $110.85
FYE 12/29/95                  $ 97.56           $107.96      $151.80
FYE 12/31/96                  $126.83           $103.89      $195.38

  (a) Assumes that $100 was invested in NVR stock and the indices on September 30, 1993, the day NVR, Inc. completed its restructuring and issued a new class of equity securities.

                       APPROVAL OF INDEPENDENT AUDITORS

                                 (PROPOSAL 2)

  At the meeting, the Board of Directors of the Company will recommend shareholder ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the year 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting to respond to shareholders' questions and will have an opportunity to make a statement.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"THE APPROVAL OF KPMG PEAT
          MARWICK LLP AS THE COMPANY'SINDEPENDENT AUDITORS FOR 1997.

                             SHAREHOLDER PROPOSALS

  Proposals of holders of Common Stock intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company on or before December 9, 1997, and must comply with applicable rules of the Securities and Exchange Commission in order to be included in the Company's Proxy Statement and form of proxy relating to the 1998 annual meeting of shareholders.

                                 OTHER MATTERS

  Management knows of no other business to be presented for action at the meeting; but if any other business should properly come before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

  COPIES OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY IS REQUIRED TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER. SUCH REQUESTS MAY BE SENT TO INVESTOR RELATIONS, NVR, INC., 7601 LEWINSVILLE ROAD, MCLEAN, VIRGINIA, 22102.

                                          By Order of the Board of Directors,


                                          /s/ James M. Sack

                                          James M. Sack
                                          Vice President, Secretary and
                                           General Counsel

McLean, Virginia
April 4, 1997

SKU #3570-PS-97

                                   NVR, INC.

                   Proxy for Annual Meeting of Shareholders

                                  May 6, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James M. Sack, Paul C. Saville and Dennis
M. Seremet, or any of them, as proxies each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all of the shares of common stock of NVR, INC. held of record by the undersigned on March 3, 1997 at the Annual Meeting of Shareholders to be held at the Ritz Carlton at Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia, 22102, on Tuesday, May 6, 1997, at 1:00 P.M., or at any adjournment or adjournments thereof.

--------------------------------------------------------------------------------


(Reverse)

If no choice is indicated, this proxy shall be deemed to grant authority to vote FOR the election of director nominees, to vote FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the year 1997, and to vote in the discretion of the named proxies as to any other matters that come before the meeting.

1. ELECTION OF DIRECTORS (For a term of 3 years)

   Nominees: C. Scott Bartlett, Jr., William A. Moran and Richard H. Norair, Sr.

                                  FOR              WITHHELD

                                  [_]                [_]


   [_]   _____________________________________________________________
         (To withhold authority to vote for any individual nominee(s), print the name(s) in the space above.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1997.

                                  FOR      AGAINST      ABSTAIN

                                  [_]        [_]          [_]

The shares represented by this proxy card will be voted in the discretion of the named proxies as to any other matters that come before the meeting or any adjournment(s) thereof.

The shareholder's signature should be exactly as the name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature _____________________________  Date ______

Signature _____________________________  Date ______